Exhibit 10.43

June 17, 2009

Six Tower Bridge, Suite 440

181 Washington Street

Conshohocken, PA 19428

Dear Chris Gallen:

Re:	EXALGO Approval Bonus

With the approval of the Board of Directors, Neuromed Pharmaceuticals [Inc. / Ltd.] (“Neuromed”) has agreed to grant you a one-time bonus payment in the amount of $250,000 (the “EXALGO Bonus”).

Upon receipt by Neuromed of an Additional Milestone Payment under the Asset and Purchase Agreement between Mallinckrodt Inc. and Neuromed Development Inc. dated June 12, 2009, you will be paid, within 5 business days, the EXALGO Bonus less applicable payroll taxes and deductions. However, the payment of any bonus is contingent upon approval of EXALGOTM hydromorphone by the FDA on or before September 30, 2010. For greater certainty, Neuromed will not pay you the EXALGO Bonus if approval of EXALGOTM hydromorphone by the FDA is on or after October 1, 2010.

The EXALGO Bonus is a retention bonus and is payable to you if you remain continuously employed by Neuromed through to approval of EXALGOTM hydromorphone., provided, however, that if Neuromed terminates your employment without cause, as defined in your employment agreement, you will remain eligible for the EXALGO Bonus upon approval of EXALGOTM hydromorphone. For greater certainty, you will not be eligible for the EXALGO Bonus if your employment is terminated for cause or if you voluntarily resign your employment prior to approval of EXALGOTM hydromorphone.

This obligation shall not be assignable to any third party without your prior written consent. Notwithstanding the foregoing, a party may assign this Agreement, without your written consent, (a) to an affiliate, provided that the assigning party guarantees the performance of this agreement by such affiliate, or (b) to a successor to all or substantially all of such assigning party’s stock or the relevant portion of its assets or business (whether by stock purchase, asset purchase, merger or otherwise), provided that any such assignee agrees in writing to be bound by the terms of this Agreement.

You agree that you will not disclose this Agreement or any of its terms, except to members of your immediate family and to your legal and tax advisors. Please acknowledge the terms of this Agreement by signing below and returning one copy to Victor Urban.

Kind regards,

/s/ Kurt C. Wheeler
Neuromed Pharmaceuticals Inc.

ACCEPTED AND AGREED TO THIS 19 DAY OF June, 2009:

/s/ Chris Gallen
Chris Gallen
President and Chief Executive Officer